                                                                     EXHIBIT 3.3

                          CERTIFICATE OF DESIGNATION
                    OF RIGHTS, PREFERENCES AND PRIVILEGES
             OF SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK OF
                           EFFICIENT NETWORKS, INC.,
                            A DELAWARE CORPORATION

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Mark Floyd and Jill Manning hereby certify that:

          (a) They are the duly elected Chief Executive Officer and Secretary, respectively, of Efficient Networks, Inc., a Delaware corporation (the "Corporation").
 -----------

          (b) Pursuant to the authority conferred upon the Board of Directors of the Corporation by Article Four of the Corporation's Amended and Restated Certificate of Incorporation (the "Certificate"), the Board of Directors of the
                                   -----------
Corporation on November 19, 1999 adopted the following recitals and resolutions creating a new series of preferred stock designated as Series A Non-Voting Convertible Preferred Stock:

          "WHEREAS, the Certificate provides for a class of shares known as Preferred Stock, issuable from time to time in one or more series;

          WHEREAS, the Board of Directors of the Corporation is authorized by the Certificate to determine the powers, rights, preferences, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of them;

          WHEREAS, the Board of Directors of the Corporation desires, pursuant to its authority as aforesaid, to determine and fix the powers, rights preferences, limitations and restrictions relating to a series of Preferred Stock and the number of shares constituting, and the designation of, such series;

          NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate, a new series of Preferred Stock to be designated "Series A Non-Voting Convertible Preferred Stock," is hereby created, and the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, such series of Preferred Stock as follows (all terms used herein which are not otherwise defined shall have the meanings set forth in the Certificate);

          Section 1.  Designation, Amount and Par Value. The series of preferred
                      ---------------------------------
stock shall be designated as its Series A Non-Voting Convertible Preferred Stock (the "Series A Preferred") and the number of shares so designated shall be six
      ------------------
thousand three hundred (6,300) (which shall not be subject to increase without the consent of the holders of the Series A Preferred (each, a "Holder" and
                                                               ------
collectively, the "Holders")). Each share of Series A Preferred shall have a par
                   -------
value of $.001.

          Section 2.  Voting Rights. Except as otherwise provided herein and as
                      -------------
otherwise required by law, the Series A Preferred shall have no voting rights. However, so long as any shares of Series A Preferred are outstanding, the Corporation shall not, without the affirmative vote of the

Holders of 66% of the shares of the Series A Preferred then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred or alter or amend this Certificate of Designation, (b) authorize or create or issue any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 4) or redemption senior to or on parity with the Series A Preferred, (c) amend its certificate of incorporation or other charter documents so as to affect adversely any rights of the Holders, (d) increase or decrease the authorized number of shares of Series A Preferred, or (e) enter into any agreement with respect to the foregoing.

          Section 3.  Dividends. In each fiscal year of the Corporation, the
                      ---------
Holders of shares of Series A Preferred shall be entitled to receive, before any cash dividends shall be declared and paid upon or set aside for the Common Stock in such fiscal year, if, when and as declared by the Board of Directors of the Corporation, dividends payable in cash in an amount per share for such fiscal year at least equal to the product of (i) the per share amount, if any, of the cash dividend declared, paid or set aside for the Common Stock during such fiscal year, multiplied by (ii) the number of shares of Common Stock into which each such share of Series A Preferred is then convertible.

          Section 4.  Liquidation. Upon any liquidation, dissolution or winding-
                      -----------
up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the
                                                            -----------
Holders shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Series A Preferred an amount equal to $0.001 per share before any distribution or payment shall be made to the holders of any Junior Securities, and thereafter an amount equal to the amount per share of Series A Preferred that would be distributable to such Holder if such Holder had converted his or her Series A Preferred into Common Stock immediately prior to such Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder.

          The merger or consolidation of the Corporation into or with another corporation (other than one in which the holders of the capital stock of the Corporation immediately prior to the merger or consolidation continue to hold, directly or indirectly, more than 50% of the voting power of the capital stock of the surviving corporation), or the sale, lease, exchange, or other conveyance of all or substantially all the assets of the Corporation, shall be deemed to be a liquidation, dissolution, or winding-up of the Corporation for purposes of this Section 4, in which case the Holders of Series A Preferred shall, unless the Series A Preferred is or was to be converted into Common Stock in such transaction or would receive in such transaction consideration equal (on an as converted basis) to that received by the Common Stock in such transaction, be entitled to receive the amount payable to such Holders set forth above, unless the Holders of 66% of the then outstanding shares of Series A Preferred, voting separately as a single class, elect not to treat any of the foregoing events as a liquidation, dissolution or winding up by giving written notice thereof to the Corporation.

          Section 5.  Automatic Conversion.
                      --------------------

          (a)  Automatic Conversions. All shares of Series A Preferred shall be
               ---------------------
automatically converted into shares of Common Stock, at the Conversion Ratio (as defined in

Section (5)(c)), immediately upon the Stockholder Vote. The date upon which such conversion takes place shall be referred to as the "Conversion Date".
                                                         ---------------

          (b) Immediately after the Conversion Date, the Corporation will deliver to the Holder a certificate or certificates, subject to the terms of the Standstill and Disposition Agreement, representing the number of shares of Common Stock acquired upon the conversion of shares of Series A Preferred. Notwithstanding the foregoing or anything to the contrary contained herein, the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Series A Preferred until after certificates evidencing such shares of Series A Preferred are delivered for conversion to the Corporation, or the Holder of such Series A Preferred notifies the Corporation that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security) reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. The Corporation shall, upon request of the Holder, if available, use its best efforts to deliver any certificate or certificates required to be delivered by the Corporation under this Section electronically through the Depositary Trust Corporation or another established clearing corporation performing similar functions.

          (c)(i) The conversion ratio for each share of Series A Preferred in effect on the Conversion Date (the "Conversion Ratio") shall be equal to one
                                    ----------------
thousand shares of Common Stock for one share of Series A Preferred.

                 (ii) If the Corporation, at any time while any shares of Series A Preferred are outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities payable in shares of Common Stock, (b) subdivide or split outstanding shares of Common Stock into a larger number of shares, or (c) combine or reclassify outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification and exchange of the Common Stock any shares of capital stock of the Corporation, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event. Any adjustment made pursuant to this Section 5(c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

                 (iii) Whenever the Conversion Ratio is adjusted pursuant to
Section 5(c)(ii) the Corporation shall promptly mail to each Holder, a notice setting forth the Conversion Ratio after such adjustment and setting forth a reasonably detailed statement of the facts requiring such adjustment.

                 (iv) In case of any reclassification of the Common Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the Holders of the Series A Preferred then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Holders of the Series A Preferred shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of shares of Common Stock of the Corporation into which such shares of Series A Preferred could have been converted immediately prior to such reclassification or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges.

          (d) Upon a conversion hereunder the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Corporation elects not, or is unable, to make such a cash payment, the Holder of a share of Series A Preferred shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

          (e) The issuance of certificates for Common Stock on conversion of Series A Preferred shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series A Preferred so converted.

          (f) The Corporation will take all such actions as may be requisite to assure that all shares of Common Stock which may be issued upon conversion of Series A Preferred will, upon issuance, be legally and validly issued, fully paid and non-assessable and free from all liens and charges with respect to the issue thereof.

          (g) Any and all notices or other communications or deliveries to be provided by the Holders of the Series A Preferred hereunder, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Executive Officer of the Corporation addressed to 4201 Spring Valley Road, Dallas, TX 75244, Attention: Mark Floyd, Chief Executive Officer or to facsimile number 972-991-3887, or to such other address or facsimile number as shall be specified in writing by the Corporation for such purpose. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 6:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 6:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date,
(iii) upon receipt, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

          Section 6.  Redemption.
                      ----------

          (a) If the Series A Preferred has not been automatically converted pursuant to Section 5(a) prior to July 21, 2000, then, until such time as such Series A Preferred is converted pursuant to Section 5(a) or otherwise, the Corporation shall redeem one-fifth (20%) of the Series A Preferred, for cash, at the Redemption Price on the following dates:

               December 31, 2000
               December 31, 2001
               December 31, 2002
               December 31, 2003
               December 31, 2004

          (b) Notice of redemption will be mailed at least 30 days but not more than 80 days before the redemption date to each Holder of Series A Preferred to be redeemed at his registered address; provided, however, that the Corporation's
                                       --------  -------
failure to give such notice of redemption shall in no way affect its obligation to redeem the Series A Preferred as provided in this Section 6. The notice of redemption shall contain the number of shares of Series A Preferred held by the Holder which shall be redeemed, the date on which the redemption shall be effective, the Redemption Price, and the address at which the Holder may surrender to the Corporation its certificates representing shares of Series A Preferred to be redeemed. Series A Preferred in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000.

          (ii) Once notice of redemption is mailed, the Series A Preferred called for redemption become due and payable on the redemption date and at the Redemption Price stated in the notice. Upon surrender of such shares of Series A Preferred to the Corporation, the Corporation shall pay the redemption Price stated in the notice and each surrendered certificate shall be canceled and a new certificate representing the remaining unredeemed shares of Series A Preferred, if any, shall be issued to each Holder, at the expense of the Corporation.

          Section 7.  Definitions. For the purposes hereof, the following terms
                      -----------
shall have the following meanings:

     "Common Stock" means the Corporation's common stock, par value $.001 per
      ------------
share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

     "Junior Securities" means the Common Stock and all other equity securities
      -----------------
of the Corporation which are explicitly junior in liquidation preference to the Series A Preferred.

     "Per Share Market Value" means on any particular date (a) the closing price
      ----------------------
per share of Common Stock on such date on the NASDAQ or on any subsequent market on which the Common Stock is then listed or quoted, or if there is no such price on such date, then the closing bid price on the NASDAQ or on such subsequent market on the date nearest preceding such date, or (b) if the Common Stock is not then listed or quoted on the NASDAQ or on such subsequent market, the closing bid price for a shares of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder, or (d) if the Common Stock are not then publicly traded the fair market value of a Common Share as determined in good faith by the Board of Directors of the Corporation.

     "Person" means a corporation, an association, a partnership, organization,
      ------
a business, an individual, a government or political subdivision thereof or a governmental agency.

     "Redemption Price" means, with respect to each share of Series A Preferred,
      ----------------
an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (A) 1,000 times (B) the average closing price of one share of the Corporation's Common Stock for the five (5) most recent days that the Corporation's Common Stock has traded ending on the trading day immediately prior to the Closing Date (as that term is defined in the Agreement and Plan of Reorganization dated November 21, 1999, as amended), as reported on the Nasdaq National Market System, and any declared but unpaid dividends on the Corporation's Common Stock, subject to proportionate adjustment in the event of any subdivision or split of outstanding shares of Series A Preferred into a larger number of shares or any combination or reclassification of outstanding shares of Series A Preferred into a smaller number of shares.

     "Stockholder Vote" means the affirmative vote of a stockholders holding a
      ----------------
majority of the Corporation's Common Stock at a meeting of the Corporation's stockholders in favor of approving the conversion of the Series A Preferred into Common Stock in accordance with the terms hereof.

                                     *****

     IN WITNESS WHEREOF, Efficient Networks, Inc. has caused this Certificate of Designation of Rights, Preferences and Privileges of Series A Non-Voting Convertible Preferred Stock to be signed by the undersigned this 17th day of December, 1999.


                                            /s/ Mark Floyd
                                   ------------------------------------
                                   Mark Floyd, Chief Executive Officer